--------                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION
|FORM 5|                                 Washington, D.C. 20549
--------
/_/ Check this box if      ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    no longer subject
    to Section 16.
    Form 4 or Form 5      Filed pursuant to Section 16(a) of the Securities
    obligations may       Exchange Act of 1934, Section 17(a) of the Public
    continue. See        Utility Holding Company Act of 1935 or Section 30(f)
    Instruction 1(b).           of the Investment Company Act of 1940

/_/ Form 3 Holdings
    Reported

/X/ Form 4 Transactions
    Reported

------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

          Dixon                         Kent
------------------------------------------------------------------------------
          (Last)                       (First)                  (Middle)

c/o BlackRock Financial Management, Inc.
345 Park Avenue, 29th Fl.
------------------------------------------------------------------------------
                                     (Street)

    New York                             NY                             10154
-------------------------------------------------------------------------------
         (City)                        (State)                          (Zip)

2. Issuer Name and Ticker or Trading

BlackRock Income Trust, Inc. (BKT)
-------------------------------------------------------------------------------

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

###-##-####
-------------------------------------------------------------------------------

4. Statement for  Month/Year   October 2001
                             ---------------------------------------

5. If Amendment, Date of Original (Month/Year)
                                               --------------------------------

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

_X_ Director    ___ Officer             ___ 10% Owner      ___ Other
                    (give title below)                         (specify below)

                ---------------------                      -------------------
-------------------------------------------------------------------------------

7. Individual or Joint/Group Reporting (check applicable line)

_X_ Form Filed by One Reporting Person
___ Form Filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

-----------------------------------------------------------------------------------------------------------------------------------
1. Title       2. Trans-   3. Trans-     4. Securities Acquired (A)      5. Amount of         6. Ownership          7. Nature of
   of             action      action        or Disposed of (D)              Securities           Form:                 Indirect
   Security       Date        Code          (Instr. 3, 4 and 5)             Beneficially         Direct (D) or         Beneficial
   (Instr. 3)     (Month/     (Instr. 8)                                    Owned at             Indirect (I)          Ownership
                  Day/     -------------------------------------------      End of               (Instr. 4)            (Instr. 4)
                  Year)                                                     Issurer's
                                                                            Fiscal Year
                                             Amount     (A) or    Price     (Instr. 3 and 4)
                                                        (D)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock     10/17/01     S            2,000 shares  D       $7.33      22,000 shares       D
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

   Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
             (e.g., puts, calls, warrants, options, convertible securities)

----------------------------------------------------------------------------------------------------------------------------------
1. Title       2. Conversion   3. Transaction  4. Transaction  5. Number          6. Date                7. Title and
   of             or Exercise     Date            Code            of Derivative      Exerciseable           Amount of
   Derivative     Price of        (Month/Day/     (Instr. 8)      Securities         and Expiration         Underlying
   Security       Derivative      Year)                           Acquired (A)       Date                   Securities
   (Instr.3)      Security                                        or Disposed        (Month/Day/Year)       (Instr. 3 and 4)
                                                                  of (D)
                                                                  (Instr. 3,
                                                                  4 and 5)
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Amount or
                                                                                    Date     Expiration              Number of
                                                                  (A)     (D)    Exercisable    Date        Title      Shares
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
8. Price of       9. Number of Derivative      10. Ownership of            11. Nature of Indirect
   Derivative        Securities Beneficially       Derivative Security:        Beneficial Ownership
   Security          Owned at End                  Direct (D) or               (Instr. 4)
   (Instr. 5)        of Month                      Indirect (I)
                     (Instr. 4)                    (Instr. 4)
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

                           /s/ George P. Attisano                  1/11/02
                       -------------------------------         ---------------
                       **Signature of Reporting Person              Date


** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                                  POWER OF ATTORNEY

   The undersigned, being a person required to file a statement under
Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") with respect to each of The BlackRock Advantage Term Trust Inc., The BlackRock California Investment Quality Municipal Trust, The BlackRock Florida Investment Quality Municipal Trust, The BlackRock High Yield Trust Inc., The BlackRock Income Trust Inc., The BlackRock Investment Quality Term Trust Inc., The BlackRock Municipal Target Term Trust Inc., The BlackRock New Jersey Investment Quality Municipal Trust, The BlackRock New York Investment Quality Municipal Trust and The BlackRock North American Government Income Trust Inc., hereby authorizes, designates and appoints Robert P. Connolly, Daniel R. Waltcher, Bartholomew A. Battista, Marguerite E. H. Morrison and George P. Attisano and each of them, to act severally as attorneys-in-fact to execute and file statements on Form 3, Form 4 and Form 5 and any successor forms adopted by the Securities and Exchange Commission, as required by the Securities Exchange Act of 1934 and the Investment Company Act of 1940 and the rules thereunder, and to take such other actions as any such attorney-in-fact may deem necessary and appropriate in connection with such statements, hereby confirming and ratifying all actions that such attorneys-in-fact has taken or may take in reliance hereon. This power of attorney shall continue in effect until the undersigned no longer has an obligation to file statements under the sections cited above, or until specifically terminated in writing by the undersigned.

   IN WITNESS WHEREOF, the undersigned has duly executed this power of attorney on the 8th day of January, 2002.

                                                       /s/ Kent Dixon
                                                       -------------------
                                                           Kent Dixon

                The Prudential Insurance Company of America
                           Gateway Center Three
                     100 Mulberry Street, 4th Floor
                          Newark NJ 07102-4077

                                             January 11, 2002
VIA EDGAR
---------

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

          Re:    BlackRock Income Trust, Inc. (the "Fund")
                 Form 5 of Kent Dixon
                 --------------------

Dear Sir or Madam:

     We are transmitting electronically via EDGAR a Form 5 with respect to the Fund filed by Mr. Dixon, a Director of the Fund. I have executed and filed this Form 5 on behalf of Mr. Dixon, pursuant to a power of attorney, a copy of which is included in the transmission. Please call me at 973-367-1495 if you have any questions relating to this filing. Thank you for your consideration.

                                     Sincerely,

                                     /s/ George P. Attisano
                                     -------------------------------------
                                     George P. Attisano
                                     Vice President and Corporate Counsel